FOR IMMEDIATE RELEASE

SCOTT J. DUNCAN

FX Energy, Inc.

August 9, 2010

3006 Highland Drive, Suite 206

Salt Lake City, Utah 84106

  (801) 486-5555 Fax (801) 486-5575

www.fxenergy.com

FX Energy Increases Senior Credit Facility to $55 Million

Salt Lake City, August 9, 2010, – FX Energy, Inc. (NASDAQ: FXEN) today reported that it has finalized a new $55 Million Senior Reserve Based Lending Facility.  The Royal Bank of Scotland (“RBS”), the holder of the Company’s previous $25 million credit facility, acted as the structuring bank.  RBS was joined in this new facility by ING Bank, headquartered in the Netherlands, and KBC Bank, headquartered in Belgium, as Mandated Lead Arrangers.

Andrew Buglass, Head of Energy, Structured Finance at RBS Corporate & Institutional Banking, stated, “RBS is delighted to have led the successful closing of this financing.  We have built an excellent working relationship with FX Energy, and are happy that the refinancing will accelerate their development in Poland, confirming the company as an established oil and gas producer.”

Clay Newton, FX Energy’s Vice President of Finance, commented, “We are pleased to expand our banking group and to have the increased credit available.  The new facility will help significantly in developing our Polish assets.  First use of these funds will be to help pay the cost of production facilities and pipelines for our KSK wells.  We expect initial production from the new facilities by year end.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.